Exhibit 10.45

COMVERGE, INC.

EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is being executed and delivered as of 27th day of June, 2007, by Dean Musser, an individual (“Executive”), and in favor of and for the benefit of, Comverge, Inc., a Delaware corporation (the “Parent”) and by and between Executive and Enerwise Global Technologies, Inc., a wholly owned subsidiary of Parent (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 and throughout this Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

A. As a significant stockholder and key employee of Enerwise Global Technologies, Inc. (“Enerwise”), the Executive has obtained extensive and valuable knowledge and confidential information concerning the businesses of Enerwise and its subsidiaries and Executive has a substantial financial interest in the Merger described herein. (Enerwise and its subsidiaries are referred to collectively herein as the “Acquired Companies.”)

B. Concurrently with the execution of this Agreement, Parent, the Company, Enerwise and certain other parties have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which the Parent will acquire Enerwise and it shall be merged with and into the Company, the separate corporate existence of Enerwise shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence (the “Merger”). When the Merger is consummated, cash, shares of Parent common stock and promissory notes will be exchanged for all of the outstanding shares of Enerwise common stock and Enerwise Series B Preferred Stock and Enerwise Series C Preferred Stock.

C. In connection with the Merger pursuant to the Merger Agreement (and as a condition to the consummation thereof), and to enable the Parent to secure more fully the benefits of such acquisition, the Parent has required that Executive enter into this Agreement, both the employment provisions and the non-competition provisions hereof; and Executive is entering into this Agreement in order to induce the Parent to consummate the acquisition contemplated by the Merger Agreement.

D. The Parent, the Acquired Companies and the Parent’s other subsidiaries have conducted, are conducting or are planning to and anticipate their respective businesses to be conducting business on a worldwide basis.

NOW, THEREFORE, in order to induce the Parent to consummate the transactions contemplated by the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree as follows:

SECTION 1. EMPLOYMENT BY THE COMPANY.

1.1 Position and Duties. Effective as of the Effective Time, as defined in the Merger Agreement (the “Employment Date”), Executive shall report to the Chief Executive Officer of the Parent and shall serve in the position of President and Chief Operating Officer of the Company, Inc. with such powers, duties, and responsibilities typical of a president and chief operating officer and those that are from time to time assigned to Executive by the Chief Executive Officer of the Parent. Executive will devote his best efforts, time, and attention exclusively (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company, and shall faithfully and efficiently discharge all duties and responsibilities assigned to him hereunder.

1.2 Location. Executive’s primary office location shall be in Kennett Square, Pennsylvania. From time to time, however, Executive’s duties may require him to travel and to work at other locations.

1.3 Term. Executive’s employment hereunder shall commence as of the Employment Date and shall continue through the first anniversary of the Employment Date, unless earlier terminated pursuant to the provisions of this Agreement (the “Initial Term”). The Initial Term (and each then-applicable term) shall automatically be extended for additional periods of one (1) year from the applicable succeeding anniversary of the Employment Date, unless earlier terminated pursuant to the provisions of this Agreement (each a “Renewal Term”) unless, within ninety (90) days prior to any then-scheduled expiration of the Initial Term or applicable Renewal Term, either party notifies the other in writing of its desire not to renew this Agreement. Notwithstanding, either party may terminate this Agreement at any time for any reason (or for no reason), subject to the termination and severance provisions of Section 6 herein. For purposes of this Agreement, any reference to the “Term” shall include all time within which Executive was employed by the Company—during the Initial Term plus any applicable partial or full Renewal Term.

SECTION 2. COMPENSATION, BENEFITS AND OWNERSHIP.

2.1 Compensation. Executive shall be paid a salary, and shall be eligible to receive incentive compensation, as described in Exhibit A attached hereto. All compensation payable pursuant to any plan or program described in Exhibit A shall be governed by and subject to the applicable plan or program documents, which may from time to time be amended, modified or terminated on such terms and in such manner as is permitted by the applicable plan or program.

2.2 Company Benefits. Executive will be eligible to participate in the Company’s standard employee benefit plans and practices which may be in effect from time to time, and are provided by the Company to its employees generally. Such participation shall be governed by the applicable plan documents, and the Company reserves the right, in its discretion, to amend, modify, or discontinue any benefit plan or practice.

2.3 Section 280G Limitation. In the event that any payments to which Executive becomes entitled in accordance with the provisions hereof, or in connection with any plans or programs referred to in Exhibit A or Section 2.2 hereof, would otherwise be deemed to constitute

“parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”), then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater benefit of receiving (a) the amount of those payments which would constitute such a Parachute Payment or (b) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive pursuant to this Agreement (or on any other benefits to which Executive may be entitled in connection with the Change of Control or the subsequent termination of service) under Section 4999 of the Internal Revenue Code of 1986, as amended.

SECTION 3. ASSIGNMENT OF INTELLECTUAL PROPERTY.

3.1 Assignment of Intellectual Property. All processes, products, methods, improvements, discoveries, inventions, ideas, creations, trade secrets, know-how, machines, programs, designs, routines, subroutines, techniques, ideas for formulae, writings, books and other works of authorship, business concepts, plans, projections and other similar items, as well as all business opportunities discovered, conceived, designed, devised, developed, perfected or made by Executive during the Term, whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development of the Company (all of the foregoing collectively, the “Intellectual Property”), shall be promptly disclosed to the Company and the Company shall have all Ownership Rights thereto. “Ownership Rights” shall mean all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible. “Intellectual Property Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, trade secret rights, and, if recognized, Moral Rights (where “Moral Rights” means all rights related to paternity, integrity, disclosure, and withdrawal), whether or not patentable or registrable under copyright or similar statutes. Executive hereby irrevocably assigns to the Company any Ownership Rights he may have or acquire in any Intellectual Property and acknowledges that all Intellectual Property shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith. The term “Intellectual Property” shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, designed, devised, developed, perfected or made by Executive during off-duty hours and away from the Company’s premises, as well as those conceived, designed, devised, developed, perfected or made in the regular course of Executive’s performance under this Agreement.

3.2 Post-Employment Scope. All Intellectual Property discovered, conceived designed, devised, developed, perfected or made by Executive following the termination of the Term shall be Intellectual Property covered by the scope of Section 3.1 if it was conceived, in whole or in part, during the Term. All Intellectual Property conceived, designed, devised, developed, perfected or made by Executive within twelve (12) months after the end of the Term shall be disclosed to the Company, and shall be presumed to have been conceived, designed, devised, developed, perfected or made by Executive during the Term, and Executive shall have the burden of proving otherwise by clear and convincing evidence in order to successfully rebut such presumption.

3.3 Written Assignments. Executive shall execute and deliver, both during the Term and thereafter, to and in favor of the Company such assignments (including patent and copyright assignments), documents, instruments and applications (including patent or copyright applications) as the Company may deem appropriate or necessary to claim, secure, acquire, perfect, defend, enforce and/or assign all Ownership Rights and any and all other rights and privileges in and to or arising from the Intellectual Property. Executive shall also, both during the Term and thereafter, cooperate with the Company, and render such assistance as the Company may reasonably require, in connection with any process (whether administrative, judicial or otherwise) associated with the Company’s efforts to claim, secure, protect, perfect, defend, assign and/or enforce such Ownership Rights, rights and privileges in favor of the Company and its successors, licensees and assigns. Executive shall also, both during the Term and for twelve (12) months thereafter, promptly disclose to the Company fully and in writing any Intellectual Property that Executive may conceive, make, or develop, in whole or in part, by himself or jointly with others, (a) whether or not it is conceived, made, developed or worked on by Executive during his Term with the Company; (b) whether or not the Intellectual Property was created at the suggestion of the Company; (c) whether or not the Intellectual Property was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Intellectual Property is related to the business of the Company. Executive’s obligation to assist the Company with respect to Ownership Rights shall continue beyond the termination of the Term, but the Company shall compensate Executive at a reasonable rate and for all invoiced out-of-pocket expenses after such termination for the time actually spent and expenses actually paid by Executive at the Company’s request on such assistance.

3.4 Attorney in fact. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph (i.e. Section 3.3), Executive hereby irrevocably designates and appoints the Company’s and its assigns’ duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he now or may hereafter have for infringement of any Ownership Rights assigned hereunder to the Company.

3.5 Work Made for Hire. Executive acknowledges and agrees that any work of authorship comprising Intellectual Property shall be deemed to be a “Work Made for Hire,” to the extent permitted by the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a Work Made for Hire, Executive hereby irrevocably assigns all Ownership Rights in and to such work to the Company. If any such work of authorship cannot be assigned, Executive hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sub-licensable (through one or multiple tiers), royalty-free, unlimited license to use, copy, reproduce, distribute, modify, adapt, alter, translate, improve, create derivative works of, practice, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of his employment, Executive agrees not to (a) practice, display, copy, reproduce, distribute, transfer, modify, adapt, alter, translate, improve, or create derivative works from, or otherwise use, any such work of authorship or (b) incorporate any such work of authorship into any product or invention unrelated to the Company’s business. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby irrevocably waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

3.6 No License Granted. Executive acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel, certain rules of construction, or otherwise, (a) a license from the Company to Executive to make, develop, use, license, disclose, or transfer in any way Intellectual Property or (b) a license from the Company to Executive regarding any of the Company’s existing or future Ownership Rights.

3.7 Retained Inventions. To preclude any possible uncertainty over the ownership of any Intellectual Property, Executive has, to the best of his knowledge, set forth on Exhibit B a complete list of all inventions that he has, alone or jointly with others, prior to commencement of employment with Company, discovered, developed, created, conceived, reduced to practice, made, learned, or written, or caused to be discovered, developed, created, conceived, reduced to practice, made, learned, or written, that he considers to be his property (collectively, “Retained Inventions”). To the extent that Executive incorporates any Retained Inventions into Intellectual Property or relies upon any Retained Invention in discovering, developing, creating, conceiving, or reducing to practice any Intellectual Property, Executive hereby grants to the Company a non-exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display, digitally perform and display, make, have made, sell, and offer for sale such Retained Inventions in any media now known or hereafter known.

SECTION 4. CONFIDENTIALITY.

4.1 Confidentiality Obligation. Executive acknowledges and agrees that he will have access to Confidential Information (as defined below) as a result of his employment with the Company, and that such information constitutes valuable, special and unique property of the Company. Without limiting the generality of the foregoing, Executive expressly confirms that, in the course of performing his services pursuant to this Agreement, he will obtain confidential and proprietary information regarding the Company including, without limitation, information regarding the Company’s operations, projections, finances and financial condition, financial statements, customers, suppliers, strategic plans and other matters. Accordingly, at all times while employed by the Company, and continuing in perpetuity following the termination of his employment with the Company for whatever reason, Executive shall neither use nor disclose, nor permit any person or entity within his reasonable control to use or disclose, any Confidential Information, and shall maintain and protect the secrecy of the Confidential Information, except to the extent required in the ordinary course of Executive’s employment with the Company, and then only subject to the direction and control of the Company. Additionally, Executive shall cause all persons and entities within his reasonable control to use their respective best efforts to maintain and protect the secrecy of the Confidential Information.

4.2 Definition of Confidential Information. As used in this Agreement “Confidential Information” means any knowledge, information or property relating to, or used or possessed by, the Company, and includes, without limitation, the following: trade secrets, patents, copyrights, software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques, code and ideas for formulae); ideas, information, concepts, data, drawings, designs and documents; names and information regarding clients, customers, employees, agents, contractors and suppliers; business plans, marketing plans and marketing information; financial information and other business records; and all copies of any of the foregoing. Executive agrees that all such information possessed by him, or disclosed to him, or to which he obtains access during his employment with the Company is Confidential Information under the terms of this Agreement, and Executive shall have the burden of proving otherwise by clear and convincing evidence.

4.3 Return of Confidential Information. Executive agrees that he shall immediately, upon the request of the Company, return to the Company all Confidential Information and copies of Confidential Information (whether in hard copy, soft copy or otherwise) and any other tangible material containing, prepared on the basis of, or reflecting any Confidential Information (whether prepared by the Company, Executive or otherwise) and shall not retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information.

4.4 Return of Company Property. All products, records, designs, patents, trademarks, copyrights, plans, manuals, memoranda, lists and other documents or other property of the Company or any of its affiliates in the possession or control of Executive and all records compiled by the Executive which pertain to the business of the Company or its affiliates, shall be and remain the property of the Company and shall be subject at all times to its discretion and control. Likewise, all correspondence with customers or affiliates of the Company, all reports, records, charts, and advertising materials and any data pertaining to the Company, its affiliates or the business of the Company or its affiliates that are held by or on behalf of Executive shall be delivered promptly to the Company without request on the date Executive’s employment with the Company terminates or at any other time promptly upon request by the Company.

4.5 Nature of Obligation. The obligations of Executive set forth in this Section 4 are in addition to, and not in lieu of, any of Executive’s duties or the Company’s rights and remedies, at law or in equity, with respect to the Company’s proprietary information and property. The Company may pursue all such rights and remedies, as well as remedies for the breach of the provisions set forth herein. Also, the Confidential Information and other property referenced in this Section 4 constitute valuable property of the Company, the ownership of which is not dependent upon the performance by the Company of any of its obligations under this Agreement or the performance of any legal, statutory or other duty, if any, to Executive. Accordingly, Executive shall perform its obligations under this Section 4 regardless of any alleged or actual breach or failure to perform by the Company.

SECTION 5. NONCOMPETITION AGREEMENT.

In consideration of the compensation paid or payable to Executive by the Company pursuant to this Agreement (including, but not limited to, Section 2 hereof), Executive hereby agrees as follows:

5.1 Noncompetition Defined Terms. For purposes of this Section 5:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b) “Business” means the business in which the Company is engaged or plans to be engaged at any time during the Term, including, without limitation, those portions of the Company’s business in which Executive actively participated or received Confidential Information regarding.

(c) A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s subsidiaries or other Affiliates is engaging in any activity or providing any service similar to the Business.

(d) “Noncompetition Period” shall mean the period commencing at the Effective Time and ending on the later of (i) the first anniversary of the date of the termination of the Executive’s employment with the Company, Parent or their respective Affiliates; or (ii) the period used to measure the amount of severance payments under Section 6.5 of this Agreement.

(e) “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

(f) “Restricted Territory” means each county or similar political subdivision of each State of the United States of America (including each of the counties in the Commonwealth of Pennsylvania and the State of Georgia), and each State, Commonwealth, territory or possession of the United States of America and the rest of the world.

(g) “Specified Employee” shall mean any individual who (i) is or was an employee or a consultant of any of the Acquired Companies immediately prior to the Effective Time or during the 180-day period ending on the date on which the Effective Time occurs, and (ii) remains or becomes an employee or consultant of the Company, the Parent, any of the Acquired Companies or any of the Company’s or Parent’s other subsidiaries at the Effective Time or at any time during the Noncompetition Period.

5.2 Restriction on Competition. The Executive agrees that, during the Noncompetition Period, the Executive shall not, and shall not permit any of his Affiliates to:

(a) engage directly or indirectly in Competition in any Restricted Territory; or

(b) directly or indirectly be or become an officer, director, stockholder, owner, co-owner, Affiliate, partner, promoter, employee, agent, representative, designer, consultant, advisor, manager, licensor, sublicensor, licensee or sublicensee of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted Territory;

provided, however, that Executive may, without violating this Section 5.2, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Executive and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Executive’s Affiliates collectively represent less than one percent of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither the Executive nor any Affiliate of Executive is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

5.3 No Hiring or Solicitation of Employees; No Solicitation of Customers. Executive agrees that, during the Noncompetition Period, the Executive shall not, and shall not permit any of his Affiliates to: (a) hire any Specified Employee, or (b) directly or indirectly, personally or through others, persuade, encourage, induce, attempt to induce, entice, attempt to entice, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other Person) any Specified Employee to leave his or her employment with the Company, the Parent or any of the Company’s or Parent’s subsidiaries. Executive agrees that, during the Noncompetition Period, he shall not, and shall not permit any of his Affiliates to: (i) solicit any existing customer of Company or Parent in the Business, including but not limited to any Person who had been a customer of the Acquired Companies, for the purpose of persuading, inducing, soliciting or influencing such customer to cease doing business in whole or in part with Company or Parent or (ii) intentionally attempt to limit, or interfere with any business agreement or relationship existing between Company, Parent and/or its Affiliates with any third party with respect to the Business. The Company may, in its discretion, by advance written consent permit Executive to take specified actions that, absent such consent, would constitute a violation of this Section 5; but the Company is under no obligation to grant any such written consent or permit any such actions and written consent of one action will not be interpreted as a waiver of Company’s rights and Executive must continue to comply with this Section 5 in all other respects.

5.4 Enforcement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not preclude the Company’s enforcement of these Section 5 covenants.

5.5 Executive’s Acknowledgements. Executive acknowledges and agrees that (a) he is an officer, key employee, and a key member of the management of Company; (b) the goodwill associated with the then-existing business, customers and assets of the Acquired Companies immediately prior to the Merger becomes an integral component of the value of Company as of the Effective Time and he has been informed that such is reflected in the consideration payable to Executive in connection with the Merger, and (c) Executive’s non-competition agreement as set forth herein is necessary to preserve the value of Company for the Parent following the Merger. Executive also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (i) Company and the Parent are engaged in a highly competitive industry, (ii) Executive has unique access to, and will continue to have access to, the trade secrets and know-how of the Company and the

Parent, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) of the Company and the Parent, (iii) Executive is continuing employment with the Company (or one of its Company Affiliates) on favorable terms in connection with the Merger, (iv) in the event Executive’s employment with the Company (or its Company Affiliates) ended, Executive would be able to obtain suitable and satisfactory employment without violation of this Agreement, and (v) this Agreement provides no more protection than is necessary to protect the Company’s and Parent’s interests in the goodwill, trade secrets and confidential information of the Company and the Parent. Executive acknowledges that, from and after the Effective Time, Executive will be subject to the both the Company’s and the Parent’s confidential information and trade secret protection policies and agrees to comply with any such policies that are provided to him or of which he is informed.

5.6 Survival. The provisions of this Section 5 shall survive any termination of this Agreement and are subject to paragraph 7 of this Agreement.

SECTION 6. TERMINATION OF EMPLOYMENT.

6.1 Certain Definitions. As used herein, the following terms shall have the following definitions:

(a) Company Affiliate. “Company Affiliate” means an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time.

(b) Cause. A termination by the Company with “Cause” includes (without limitation) (i) Executive’s breach of any material provision of this Agreement; (ii) Executive’s material breach of any written Company policy contained in the Company’s manual of policies and procedures; or material non-compliance with any lawful direction given by the Company; (iii) Executive’s Disability; (iv) Executive’s fraud with respect of the business or affairs of the Company; (v) the commission by Executive, or entering of a plea of nolo contendere with regard to, a felony or a crime involving moral turpitude; or (vi) alcohol abuse or illegal drug use by Executive, provided, however, that in the event of Executive’s breach as set forth in sub-clauses (i), or (ii) hereof, no Cause for termination shall be deemed to exist for any such breach which is curable and which is in fact cured by Executive within thirty (30) days after notice of such termination has been delivered to Executive; and in the event of Executive’s breach as set forth in clause (vi) above, no Cause for termination shall be deemed to exist if Executive and the Company agree on a remedial program for Executive, and so long as Executive in all respects complies with the requirements of such program. During the time of any such attempted cure, Executive shall, if directed by the Company, be on paid leave of absence away from the Company’s premises.

(c) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events if, following such occurrence, a Board Change (as hereinafter defined) occurs:

(i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Company Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii) a merger or consolidation of the Company is consummated with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation; or

(iii) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, provided that such transferee entity confirms in writing that it is bound by the terms of this Agreement.

(d) Board Change. “Board Change” means any change in directors after giving effect to any of the transactions described above as a result of which the individuals serving on the Board prior to such transaction no longer comprise at least a majority of the directors on the Board immediately after giving effect to such transaction.

(e) Good Reason. A termination by the Executive for “Good Reason” means the occurrence of one or more of the following without the written consent of Executive: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in geographic location at which the Executive must perform the services; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided that a termination by Executive with Good Reason shall be effective only if:

(A) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason described in paragraphs (i) – (iv) of this Section 6.1(e) within a period not to exceed 90 days of the initial existence of the condition;

(B) the Company has failed to cure the condition giving rise to Good Reason within 30 days following the delivery of this notice (if the condition is cured, then Good Reason will not exist and a severance payment under 6.5 below would not be due); and

(C) delivery of Executive’s Notice of Termination for Good Reason effects termination no later than two years following the initial existence of the condition giving rise to Good Reason.

6.2 Death of Executive. This Agreement shall terminate upon Executive’s death.

6.3 By the Company. The Company shall have the right to terminate Executive’s employment with the Company, at any time, with or without Cause; provided, however, that in connection with a termination with Cause, the Company shall give Executive notice thereof, and if applicable, an attempt to cure such Cause, in accordance with the provisions of Section 6.1(b) above.

6.4 By Executive. Executive may terminate his employment with the Company at any time, upon providing thirty (30) days advance notice, either with or without Good Reason. In the event Executive terminates his employment with the Company with Good Reason, such notice shall specify the grounds for such termination, and the Company shall have the opportunity to cure such grounds for termination in accordance with the provisions of Section 6.1(e) and if cured, Executive will not be due a severance.

6.5 Severance Pay, Other Post-Employment Payments and Acceleration of Benefits Upon Certain Terminations.

(a) Termination by the Company for Cause, or by Executive without Good Reason. If the Company terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, then in either such event, Executive shall not be entitled to any severance pay and shall only be entitled to (i) any unpaid, but earned, salary, (ii) any unpaid but earned vacation in accordance with Company policy then in effect and (iii) any incurred but unpaid ordinary and necessary business expenses properly documented by Executive in accordance with the Company’s then effective expense reimbursement policy.

(b) Termination by the Company Without Cause, or by Executive for Good Reason. Subject to subsection 6.5(c) below, if the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason (for which Company has not cured), then in such event Executive shall be entitled to all payments allowed pursuant to subsection 6.5(a) above and severance pay in the amount of the sum of (i) nine (9) months’ annual base salary as specified in Exhibit A, less applicable taxes and withholding, plus (ii) an amount equal to the amount of Executive’s bonus payment for the last complete year of service prior to termination, times a fraction, the numerator of which is the number of days in the year of Executive’s termination through the date of such termination, and the denominator of which is 365 (or in the case of leap years, 366), less applicable taxes and withholding.

(c) Certain Terminations Following a Change in Control. Notwithstanding the provisions of Section 6.5(b) above, in the event the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, concurrently with or within twelve (12) months following a Change in Control, then, in lieu of the payments specified in Section 6.5(b), Executive shall be entitled to all payments allowed pursuant to subsection 6.5(a) above and severance pay in the amount of eighteen (18) months’ annual base salary as specified in Exhibit A, plus 1.5 times the amount of Executive’s bonus for the last complete calendar year prior to Executive’s termination of employment. In such event, all unvested options to purchase Company stock held by Executive shall immediately vest and become exercisable and all restricted stock granted to Executive shall immediately vest and the legend providing restrictions on the sale or transfer of such stock related to such vesting shall be removed at the request of the Executive.

(d) Continuation of Benefits. In addition to the severance pay provided pursuant to Section 6.5(b) or (c) above, as applicable, in the event the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, contingent on Employee electing to participate in COBRA coverage, the Company shall continue to provide benefits referred to in Section 2.2 for that time period used to measure the amount of severance payments to which Executive is entitled (i.e. 9 months or 18 months, respectively). Notwithstanding the above, if Executive elects to participate in COBRA coverage for which he and/or his family is eligible under the Company’s then effective health plans, the Executive shall pay to the Company on a monthly or quarterly basis, as the case may be, an amount equal to the co-payment amount for which the Executive would have been responsible had he remained an employee during the COBRA coverage period and the Company shall pay to the plan administrator on behalf of executive the entire cost of the COBRA coverage.

(e) Death or Disability. Any termination of this Agreement by reason of Executive’s death or disability shall not give rise to any severance payment hereunder, but shall be without prejudice to any benefits payable to Executive or his estate under applicable company benefits relating to such event. For purposes of this Agreement, the term “Disability” shall mean the Executive’s inability to perform his duties, in all material respects, because of illness, physical or mental disability, or other incapacity that continues for an uninterrupted period of one hundred eighty (180) days. Executive’s unvested stock options and restricted stock not otherwise vested shall vest upon the death or disability of Executive as provided in the Parent’s 2006 Long-Term Incentive Plan.

(f) Timing of Payments. All severance payments provided pursuant to Section 6.5(b) above, as applicable, that are measured by Executive’s annual base salary shall be paid at such times and in accordance with the Company’s payroll policies and procedures as if Executive were still employed by the Company; and all amounts of severance bonus payments shall be pro rated over the period of such payment, and a proportional amount of such bonus payments will be paid at such times as base salary payments are made. Notwithstanding the previous sentence, if necessary to avoid additional or accelerated taxation pursuant to Section 409A of the Code, either the Executive may elect to receive or the Company may elect to pay any severance payments to which Executive becomes entitled during the six months immediately following his termination date as a lump sum payment to be paid on the six-month anniversary of the date of his termination, and the remainder of such payments shall thereafter be paid in the installments set forth herein. If either party makes such delayed lump sum payment election, the payment shall be made accordingly. All severance payments provided pursuant to Section 6.5(c) above, as applicable, that are measured by Executive’s annual base salary shall be paid in one lump sum amount within ten (10) days following Executive’s termination by the Company as provided by Section 6.3 or within ten (10) days following the notice period required by Executive’s termination for Good Reason as provided by Section 6.4.

(g) Requirements Regarding Eligibility to Receive Severance Payments. Notwithstanding any of the other provisions hereof, the Company shall not be obligated to make the severance payments provided under Section 6.5(b) or (c) above until Executive has executed and delivered to the Company a general release in a form reasonably acceptable to the Company, whereby Executive confirms that he releases the Company from all claims or obligations other than the Company’s obligations to make payments as provided in this Section 6.5. Furthermore, in the event Executive fails to comply with his obligations under this Agreement (including without limitation Sections 3, 4 and 6 hereof), the Company’s obligations under this Section 6.5 shall terminate.

(h) Termination of other Compensation and Benefits. Except as otherwise required by applicable law or as provided above in this Section 6.5, Executive’s eligibility for or entitlement to any other compensation or benefits shall cease immediately upon termination of this Agreement and Executive’s employment with the Company.

6.6 Effect of Termination. Termination of Executive’s employment with the Company shall not limit, affect, or discharge Executive’s obligations under Sections 3, 4 or 5 of this Agreement and shall not release the Company from its obligations to make payments or provide benefits required by Sections 6.5 of this Agreement following such termination (subject to the limitations provided in Section 6.3). All other obligations as to periods after the date of termination shall cease, without prejudice to the rights and remedies for events or breaches prior to the date of termination.

6.7 Waiver. The Company may waive or defer exercising its power to terminate this Agreement, but such waiver or deferral shall not thereby (a) establish a policy, interpretation, or course of performance that may be used to construe, limit or affect the express terms of this Agreement, (b) preclude the Company from exercising its rights or remedies hereunder or otherwise on any other occasion or from using the breach as support for the exercise of its power to terminate on any future occasion or (c) limit the ability of the Company to revoke such waiver or deferral and exercise its power to terminate this Agreement if it determines that the condition giving rise to a power to terminate has continued, or if the Company determines in good faith that it was not fully aware of all facts and circumstances of such condition, or if such waiver or deferral may be retracted at common law.

SECTION 7. CERTAIN REMEDIES.

With respect to each and every breach or violation or threatened breach or violation by Executive of Sections 3, 4 or 5 of this Agreement, the Company, in addition to all other remedies available at law or in equity, including, but not limited to, specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may, without notice to Executive, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction, without the necessity of proving either inadequacy of legal remedies or irreparable harm and without the necessity of posting a bond. The Company shall also be entitled to the recovery of reasonable attorney’s fees and expenses incurred in conjunction with any such proceeding.

SECTION 8. SEVERABILITY AND REFORMATION.

The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portions thereof, but rather shall cause this Agreement to first be construed in all respect as if such invalid or unenforceable provisions, or portions thereof, were modified to terms that are valid and enforceable and provide the greatest protection to the Company’s business and interests; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

SECTION 9. GENERAL PROVISIONS.

9.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

9.2 Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.3 Complete Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the agreement of the Company and Executive with regard to the subject matter hereof, and supersedes and replaces in all respects any previous agreements regarding Executive’s employment by the Company or the terms thereof, including, without limitation, that certain Employment Agreement dated April 26, 2001 between Employee and Enerwise, the Company’s predecessor in interest, except that section 7(b) and section 8 of such agreement shall survive as to Confidential Information and Developments (as defined therein) learned or invented prior to the execution date hereof. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and this Agreement cannot be modified or amended except in a writing signed by Executive and an authorized officer of the Company.

9.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.5 Headings. The headings of the sections hereof are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the meaning or interpretation of any of the provisions hereof.

9.6 Successors and Assigns. This Agreement is intended to bind, inure to the benefit of, and be binding upon, the successors and assigns of the Company, including the surviving entity of any merger, consolidation, share exchange or combination of the Company with any other entity. Notwithstanding the foregoing, Executive may not assign, transfer or delegate any of Executive’s duties or obligations hereunder, and Executive may not assign or transfer any of Executive’s rights hereunder without the written consent of the Company.

9.7 Attorney’s Fees. If either the Company or Executive brings any action to enforce their respective rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorney’s fees and costs incurred in connection with such action.

9.8 Choice of Law and Venue. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the Commonwealth of Pennsylvania (without regard to its conflicts of laws principles). Any dispute arising out of, or concerning, this Agreement or the employment relationship between the parties, shall be resolved exclusively in a federal or state court of competent jurisdiction located in the Commonwealth of Pennsylvania. To the extent necessary, the parties hereby submit to, and agree not to contest, the jurisdiction of such courts.

9.9 Representations. Each party represents and warrants to the other that he or it has full power and authority to enter into and perform this Agreement and that his or its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he or it is a party or under which he or it is bound. Each party represents that no consent or approval of any third party is required for his or its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his or its execution, delivery and performance of this Agreement have been obtained.

9.10 Withholding. Any and all amounts payable under this Agreement, including without limitation, amounts payable under Section 2.1 or Section 6.1(c) hereof, are subject to withholding for such federal, state, and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

9.11 Survival. The provisions of Sections 3, 4, 5, 7, 8 and 9 of this Agreement shall survive the termination of this Agreement for whatever reason.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement to be effective as of the day and year first above written.

THE “COMPANY”

ENERWISE GLOBAL TECHNOLOGIES, INC.

By:	/s/ Mark Schaefer
Name:	Mark Schaefer
Title:	Chief Financial Officer

“DEAN MUSSER”

By:	/s/ Dean Musser
Name:	Dean Musser

Exhibit A

Annual Salary	Executive shall be paid at the rate of $220,000 per annum.

Annual Cash Incentive[1]	Executive will have the opportunity to earn an annual bonus equal to 25% (threshold), 50% (target) or 100% (maximum) of his annual salary based on the achievement of performance criteria established by the Compensation Committee.

Annual Equity Incentive[1]	Executive will have the opportunity to earn an annual equity award comprised of a combination of restricted stock and options valued at 1.13 times salary (threshold), 1.50 times salary (target) or 1.88 times salary (maximum) based on the achievement of performance criteria established by the Compensation Committee.

[1]

The compensation committee will set Threshold, Target and Maximum performance levels for Annual Cash and Equity Incentives. The Target performance level is the level of performance at which the Executive, operating division or Company is expected to perform. The Threshold performance level is the minimum level of performance required as a condition of earning any incentive.